Exhibit 3.1 (xvii)

ARTICLES OF INCORPORATION OF CB NEVADA CAPITAL INC.

The undersigned, for the purpose of forming a corporation pursuant to and by virtue of Chapter 78 of the Nevada Revised Statutes, hereby adopts and executes the following Articles of Incorporation:

ARTICLE I

NAME

The name of the corporation shall be CB Nevada Capital Inc.

ARTICLE II

REGISTERED OFFICE

The name of the initial resident agent and the street address of the initial registered office in the State of Nevada where process may be served on the corporation is Entity Services (Nevada), LLC, 2325-B Renaissance Drive, Las Vegas, Nevada 89119. The corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada. The corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

ARTICLE III

CAPITAL STOCK

Section 1. Authorized Shares. The aggregate number of shares that the corporation shall have authority to issue shall consist of twenty-five thousand (25,000) shares of common stock without par value.

Section 2. Consideration for Shares. The common stock authorized by Section 1 of this Article shall be issued for such consideration as shall be fixed, from time to time, by the board of directors of the corporation.

ARTICLE IV

DIRECTORS AND OFFICERS

Section 1. Number of Directors. The members of the governing board of the corporation shall be styled as directors. The board of directors of the corporation shall be elected in such manner as shall be provided in the bylaws of the corporation. The initial board of directors shall consist of three (3) individuals. The number of directors may be changed from time to time in such manner as shall be provided in the bylaws of the corporation without further amendment to these Articles of Incorporation.

Section 2. Initial Directors. The name and street address of the directors constituting the initial board of directors is:

NAME	ADDRESS

David R. Hancock	2325-B Renaissance Drive
Las Vegas, Nevada 89119

Kristine W. Eppes	2325-B Renaissance Drive
Las Vegas, Nevada 89119

Mark Benadiba	6525 Viscount Road
Mississauga, Ontario L4V 1H6

Section 3. Payment of Expenses. In addition to any other rights of indemnification permitted by the law of the State of Nevada or as may be provided for by the corporation in its bylaws or by agreement, the expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such director or officer in his or her capacity as a director or officer of the corporation, must be paid, by the corporation or through insurance purchased and maintained by the corporation or through other financial arrangements made by the corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation.

Section 4. Repeal And Conflicts. Any repeal or modification of Section 3 of this Article approved by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the corporation existing as of the time of such repeal or modification. In the event of any conflict between Section 3 of this Article and any other Article of the corporation’s Articles of Incorporation, the terms and provisions of Section 3 of this Article shall control.

Section 5. Limitation on Liability. The personal liability of directors and officers of the corporation shall be limited to the fullest extent permitted by Nevada law, as it may be amended from time to time.

ARTICLE V

INCORPORATOR

The name and street address of the incorporator signing these Articles of Incorporation is:

NAME	ADDRESS

Elizabeth A. Savage, Esq.	300 S. Fourth Street, Suite 1200
Las Vegas, Nevada 89101

IN WITNESS WHEREOF, I have executed these Articles of Incorporation this 12th day of June, 2002.

Elizabeth A. Savage, Esq.

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